Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164004

Prospectus supplement
(To Prospectus dated January 20, 2010)

1,537,305 shares

HeartWare International, Inc.

Common stock

We are offering 1,537,305 shares of our common stock.

Our shares of common stock trade on the NASDAQ Global Market under the symbol of “HTWR”. On January 27, 2010, the closing price of our common stock on the NASDAQ Global Market was $35.77 per share.

Our shares of common stock also trade in the form of CHESS Depository Interests (“CDIs”), each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange (“ASX”) under the symbol “HIN” as of November 13, 2008. On January 27, 2010, the closing price of the CDIs was AU$1.09 per share.

	Per share	Total

Public offering price	$35.50	$54,574,328
Underwriting discount	$2.130	$3,274,460
Proceeds to us, before expenses	$33.37	$51,299,868

We have granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 230,595 additional shares of our common stock at the public offering price less the underwriting discounts to cover over-allotments, if any.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and the “Risk Factors” section of our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about February 2, 2010.

Sole book-running manager
J.P.Morgan

Co-managers
Canaccord Adams
Lazard Capital Markets
Wedbush PacGrow Life Sciences

January 27, 2010

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock by us and also adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated January 20, 2010, which gives more information about us, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document will control. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we may file and the documents incorporated by reference herein and therein is accurate only as of their respective dates or on the other dates specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or included in any free writing prospectus that we may file with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement outside the United States. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may file together with the additional information described under “Where you can find additional information and incorporation of certain information by reference” before making an investment decision.

This prospectus supplement and the accompanying prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under “Where you can find additional information and incorporation of certain information by reference.” We urge you to read that registration statement, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein in their entirety, including all amendments, exhibits, schedules and amendments thereto.

As used in this prospectus supplement,

•	“HeartWare,” “the Company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty Limited and HeartWare, Inc.

•	“HeartWare International, Inc.” refers to HeartWare International, Inc., a Delaware corporation incorporated on July 29, 2008.

•	“HeartWare Pty Limited” refers to HeartWare Pty Limited (formerly known as HeartWare Limited), an Australian corporation.

•	“HeartWare, Inc.” refers to HeartWare, Inc., a Delaware corporation incorporated on April 3, 2003. HeartWare, Inc. was acquired by HeartWare Pty Limited on January 24, 2005.

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Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on our management’s beliefs, assumptions and expectations and on information currently available to our management. Generally, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation:

•	our expectations with respect to regulatory submissions and approvals;
•	our expectations with respect to our clinical trials, including enrollment in our clinical trials;
•	our expectations with respect to our intellectual property position;
•	our ability to commercialize our existing products;
•	our ability to develop and commercialize new products; and
•	our estimates regarding our capital requirements.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business” in our periodic reports filed with the SEC and under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus and those risks and uncertainties described in the documents incorporated by reference herein or therein or in any free writing prospectus that we may file.

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Prospectus supplement summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors,” the financial statements and notes and other information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Overview

HeartWare is a medical device company focused on developing the world’s smallest implantable blood pumps for the treatment of advanced heart failure.

The HeartWare Ventricular Assist System (the “HeartWare System”), which includes a left ventricular assist device (“LVAD”), patient accessories and surgical tools, is designed to provide circulatory support for patients with advanced heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute.

In April 2008, we received conditional Investigational Device Exemption (“IDE”) approval from the US Food & Drug Administration (“FDA”) to enroll patients in a bridge-to-transplant clinical study in the United States. In August 2008, our first patient in the United States received the HeartWare System at Washington Hospital Center in Washington, D.C., marking the commencement of our bridge-to-transplant clinical trial in the United States. Under the terms of the study 150 patients awaiting heart transplantation will be enrolled, of which there were 114 patients enrolled as of December 31, 2009. In September 2008, we received full IDE approval for the HeartWare System from the FDA. In October 2009, we received FDA approval to expand the number of participating sites from 28 to 40 centers. In addition, on November 23, 2009, we filed a submission for an IDE approval with the FDA relating to the proposed use of the HeartWare System in a U.S. destination therapy clinical study. As of the date of this prospectus supplement, this submission with the FDA has not been finally adjudicated by the FDA.

In January 2009, the HeartWare System received Conformite Europenne (“CE”) Marking, which allows us to market and sell the device in Europe.

Beyond the HeartWare System, we are also evaluating our next generation device, the Miniaturized Ventricular Assist Device (“MVAD”). The MVAD is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple configurations. The MVAD and its related products, which are currently at the prototype stage and undergoing animal studies focused on minimally invasive implantation techniques, are each approximately one-third the size of the HVAD Pump. We believe that the MVAD and its related products will be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump. The MVAD has also been modified to create two separate products with differing surgical implant procedures which are designed to be less invasive.

We began generating revenue from our product sales in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue and to increase as we expand our clinical trial activities, seek regulatory approvals and initiate commercialization activities.

We have financed our operations primarily through the issuance of shares of our common stock. Most recently, in August 2009, we sold approximately 2.74 million shares through private placements in the United States and Australia, which raised net proceeds of approximately $58.8 million. The issuance of approximately 1.4 million shares of the total number of shares sold to the investors in the private placement was subject to stockholder approval and, as a result, approximately $30.7 million of the proceeds from the private placement were held in escrow by an independent third party until such approval was obtained. As such, these shares and the related proceeds were not reflected in our unaudited condensed consolidated financial statements for the quarter ended September 30, 2009. Such proceeds were released to us and the 1.4 million shares were issued following stockholder approval, which was obtained at a special meeting held on October 26, 2009.

We are headquartered in Framingham, Massachusetts. We have an operations and manufacturing facility in Miami Lakes, Florida and a research and development facility in Sydney, Australia.

Corporate information

Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is 1-508-739-0950. Our website address is www.heartware.com. We have included our website address in this prospectus supplement as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement.

Dollars

Unless indicated otherwise in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein, all references to “$”, “US$” or “dollars” refer to United States dollars, the lawful currency of the United States of America. References to “AU$” refer to Australian dollars, the lawful currency of the Commonwealth of Australia, and references to “€” or “Euros” means Euros, the single currency of Participating Member States of the European Union.

Trademarks

HeartWare, the HeartWare® Ventricular Assist System, HVADtm and MVADtm are the trademarks of the Company, in the United States, Australia and other countries. All other trademarks and trade names mentioned in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein are the property of their respective owners.

The offering

Issuer	HeartWare International, Inc.

Common stock offered by us	1,537,305 shares

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an aggregate of 230,595 additional shares of common stock at the public offering price less the underwriting discounts to cover over-allotments, if any.

Common stock to be outstanding after this offering	13,323,969 shares (13,554,564 shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $51.0 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use any net proceeds for general corporate and working capital purposes. See “Use of proceeds” on page S-28 of this prospectus supplement.

Dividend policy	We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

Risk factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market Symbol	HTWR

The number of shares of common stock outstanding after this offering is based on 11,786,664 shares outstanding as of January 24, 2010 and assumes no exercise of outstanding stock options or vesting of restricted stock units after that date. Unless we indicate otherwise, all information in this prospectus supplement excludes:

•	510,345 shares issuable upon the exercise of stock options granted to our employees and directors of which 273,399 were exercisable at a weighted average exercise price of $30.03 per share as of January 24, 2010;

•	9,999 shares issuable upon the exercise of non-plan stock options of which 7,998 were exercisable at a weighted average exercise price of $23.55 per share as of January 24, 2010;

•	413,135 shares issuable upon vesting of restricted stock units granted to our employees and directors of which none were exercisable; and

•	339,330 shares available for future option grants or vesting of restricted stock units.

Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.

Summary consolidated financial data

The following summary consolidated statement of operations data for the years ended December 31, 2008, 2007 and 2006 and the balance sheet data as of December 31, 2008 and 2007 have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K. The summary condensed consolidated statement of operations data for the nine months ended September 30, 2009 and 2008 and the summary condensed consolidated balance sheet data as of September 30, 2009 have been derived from our unaudited condensed consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal, recurring adjustments necessary for the fair presentation of the information set forth therein. The results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full year or any future period. The historical results included below and elsewhere in this prospectus supplement are not necessarily indicative of our future performance.

You should read the following summary historical financial and other data in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements along with the related notes thereto, incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009.

	Nine months ended September 30,		Year ended December 31,
(In thousands, except per share data)	2009	2008	2008	2007	2006
	(unaudited)

Consolidated Statement of Operations Data:
Revenues, net	$11,952	$88	$332	$—	$—
Cost of revenues	6,401	—	78	—	—
Selling, general and administrative expenses	11,721	7,993	10,981	7,303	6,024
Research and development expenses	9,994	14,801	18,644	14,636	11,650
Other income (expense), net	(2,834)	2,868	5,607	—	248
Provision for income taxes	—	—	—	—	—
Net loss	(18,998)	(19,838)	(23,764)	(21,939)	(17,427)
Basic and diluted net loss per share	(2.07)	(2.61)	(3.00)	(3.60)	(3.49)

	As of
	September 30,	As of December 31,
(In thousands)	2009	2008	2007
	(unaudited)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$31,421	$20,804	$28,276
Total assets	55,630	30,338	32,355
Total liabilities	16,015	3,583	3,083
Total shareholders’ equity	39,615	26,756	29,272

Risk factors

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

The risks and uncertainties described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to Our Business and Industry

We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses for the foreseeable future.

We have incurred net losses since our inception, including net losses of $19.0 million for the nine months ended September 30, 2009 and $23.8 million and $21.9 million for the fiscal years ended December 31, 2008 and 2007, respectively. We also expect to incur a net loss for the fiscal year ended December 31, 2009. As of September 30, 2009, our accumulated deficit was $96.0 million. Currently we only have one product approved for sale in Europe. None of our products are approved for commercial sale in the United States although we presently derive revenue from reimbursed clinical trials in the United States. We continue to incur substantial clinical trial expenditure, significant research and development costs and costs related to our operations. We expect to continue to incur significant operating losses for the foreseeable future as we incur costs associated with:

•	manufacturing product,

•	continuing to conduct clinical trials,

•	continuing further product research and development,

•	growing, maintaining and protecting our intellectual property,

•	seeking regulatory approvals,

•	expanding our sales and marketing capabilities on a global basis,

•	increasing our manufacturing capabilities,

•	broadening our infrastructure in order to meet the needs of our operations, and

•	complying with the requirements related to being a public company in both the United States and Australia.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to succeed in a range of challenging activities, including all of the activities listed above. We may never succeed in these activities, and we may never obtain regulatory approvals in the markets in which we expect to operate or otherwise generate revenues sufficient to achieve profitability. Further, the markets in which we operate may contract or we may not otherwise obtain significant market share so as to support our ongoing business operations. If we do achieve profitability, we may not be able to sustain it.

We currently rely entirely on sales of our sole product, the HeartWare System, to generate revenues. Our products may never achieve market acceptance. In addition, any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.

Our sole product is the HeartWare System, which we introduced to the international market in January 2009 and which does not have regulatory approval in the United States. We expect to continue to derive substantially all of our revenue from the sale of this product and its related devices. Accordingly, our ability to generate revenue is entirely reliant on our ability to market and sell the devices.

Even if we obtain the necessary regulatory approvals in all jurisdictions to commercialize the HeartWare System or any other product that we may develop, our products may not gain market acceptance among physicians, patients, health care payers or the medical community. The degree of market acceptance of any of the devices that we may develop will depend on a number of factors, including:

•	the perceived effectiveness of the product;

•	the prevalence and severity of any adverse events or side effects especially as it relates to survival, quality of life, stroke and bleeding;

•	potential advantages over alternative treatments or competitive products;

•	the strength of marketing and distribution support; and

•	sufficient third party coverage or reimbursement.

If the HeartWare System, or any other product that we may develop, does not achieve an adequate level of acceptance by physicians, patients, health care payers and the medical community, we may not generate product revenue and we may not become profitable or be able to sustain profitability. If we do achieve market acceptance of our products, we may not be able to sustain it or otherwise achieve it to a degree which would support the ongoing viability of our operations.

Our ability to achieve profitability from a current net loss level will depend on our ability to reduce the per unit cost of producing the HeartWare System by increasing our customer orders and manufacturing volume.

Currently, the gross profit from the sale of the HeartWare System is not sufficient to cover our operating expenses. To achieve profitability, we need to, among other things, reduce the per unit cost of our products. This can be achieved by increasing our manufacturing volume, which will allow for volume purchase discounts to reduce our raw material costs and improve absorption of manufacturing overhead costs. Our maximum manufacturing capacity at December 30, 2009 was approximately 60 units per month. If we are unable to reduce raw material and manufacturing overhead costs through volume purchase discounts and increased production capacity, our ability to achieve profitability will continue to be severely constrained. Any increase in manufacturing volumes must be supported by a concomitant increase in customer orders. The occurrence of one or more factors that negatively impact sales of our products may prevent us from achieving our desired increase in manufacturing volume, which would prevent us from attaining profitability.

We have limited sales, marketing and distribution experience.

To develop and increase sales, distribution and marketing capabilities, we would have to invest significant amounts of financial and management resources. In developing sales, marketing and distribution functions ourselves, we could face a number of risks, including:

•	we may not be able to attract and build a significant, capable, successful or qualified marketing or sales force;

•	the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial; and

•	there are significant legal and regulatory risks in medical device marketing and sales, and any failure to comply with all legal and regulatory requirements for sales, marketing and distribution could result in enforcement action by the FDA or other authorities that could jeopardize our ability to market the product or could subject us to substantial liability.

We have limited capabilities and manufacturing personnel, and if our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We currently manufacture our HeartWare System at our facilities in Miami Lakes, Florida. If there were a disruption to our existing manufacturing facility, for example, due to a hurricane, we would have no other means of manufacturing our HeartWare System until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities.

If we are unable to produce sufficient quantities of our HeartWare System for sale or for use in our current and planned clinical trials, or if our manufacturing process yields substandard product, our development and commercialization efforts will be delayed. Further, even if we are able to produce sufficient quantities of our HeartWare System or any other product we are developing, we will not be able to attain sufficient profitability on that production or any resultant sales.

We currently have limited resources, facilities and experience to commercially manufacture our products. In order to produce our products in the quantities that we anticipate will be required to meet anticipated market demand, we will need to increase substantially the production process and efficiency over the current level of production. There are significant technical and regulatory challenges to increasing manufacturing capacity and efficiency, and developing commercial-scale manufacturing facilities would require the investment of additional funds and hiring and retaining additional qualified management and technical personnel who have the necessary manufacturing experience. We may not successfully complete any required increase in a timely or economically viable manner or at all. If we are unable to do so, we may not be able to produce the HeartWare System or any other product we are developing in sufficient quantities to meet the requirements for the launch of the product or to meet future demand, if at all.

If we are unable to manufacture a sufficient or consistent supply of the HeartWare System or any other product we are developing, or if we cannot do so efficiently, our revenues, business and financial prospects would be adversely affected.

Fluctuations in foreign currency exchange rates could adversely affect our financial results.

Changes in foreign currency exchange rates can affect the value of our assets, liabilities, costs and revenues. To date, the majority of our revenues have been sourced from international sales, mainly in Europe and denominated in Euro while most of our expenditures are incurred in US dollars. We presently derive revenue in the United States but until our products receive regulatory approval in the United States, which may never happen, our United States sourced and denominated revenue will constitute less than half of our net revenues.

With limited exceptions our international sales will be denominated in Euro or in local currencies, not US dollars and fluctuations in foreign currency exchange rates, especially an appreciation of the US dollar against major international currencies, could materially impact our revenues and earnings. Due to the size and stage of development of our operations and revenues, we do not presently mitigate our exposure to exchange risk other than by holding the majority of our funds in US dollars.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

Revenue generated from the HeartWare System is currently limited to commercial sales outside of the US and from our clinical trial within the United States. Depending on a range of outcomes, especially our achievement of regulatory approval of our products and the growth of revenue, we will need to seek additional funding in the future. Additional funding may not be available on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our shares may suffer dilution. If we are unable to secure additional funding, our product development programs and our commercialization efforts would be delayed or reduced or may cease entirely.

In addition, our operating subsidiary, HeartWare, Inc., issued Series A-1 and Series A-2 Preferred Stock to certain creditors of Kriton Medical, Inc., or Kriton, when HeartWare, Inc. purchased substantially all of the assets of Kriton in July 2003. The Series A-1 and Series A-2 Preferred Stock do not have any voting rights or the right to receive dividends but entitle the holders thereof to receive upon certain liquidation events (including deemed liquidation events, which are defined as a merger or consolidation of HeartWare, Inc., the sale of all or substantially all of its assets or the sale of a majority of its voting power) of HeartWare, Inc. an amount equal to $10 per share of Series A-1 and an amount equal to $21 per share of Series A-2, which currently represent an aggregate liquidation preference of $15 million. Such rights or any other similar rights in the future, to receive a payment if there is a deemed liquidation event of HeartWare, Inc. may restrict our ability to restructure our Company and its operations and could inhibit our ability to obtain financings.

Our products have not yet been approved for commercial sale within the United States, and our success will depend heavily on the success of our clinical trial program for our lead device, the HeartWare System. If we are unable to complete, or experience significant delays of, our US trial, our ability to obtain regulatory approval to commercialize our products within the United States, the largest medical device market in the world, and our ability to generate revenues will be materially adversely affected.

On January 30, 2009, we received approval for CE Marking and we have generated net sales in Europe totaling approximately $5.6 million during the period from the receipt of CE Marking to September 30, 2009. However, future revenue will be limited if we do not receive regulatory approval to commercially sell our products in the United States or we are unable to maintain CE Marking or achieve regulatory approval in other jurisdictions.

In 2008, we received full IDE from the FDA to conduct a bridge-to-transplant clinical trial in the United States for our HeartWare System and commenced the trial in September 2008. The purpose of the study is to evaluate the safety and effectiveness of the HeartWare System in 150 patients eligible for cardiac transplantation with refractory, advanced heart failure. As of December 31, 2009, our clinical trial sites have completed implants in 114 patients.

In November 2009, we made a submission to the FDA for an IDE to commence a destination therapy clinical trial in the United States for our HeartWare System approval. As of January 26, 2010, we have not concluded our discussions with the FDA relating to this submission and there can be no certainty that we will receive a full IDE or that it will be in such a form that will enable us to successfully enroll or complete a clinical trial for this designation.

Completion of our clinical trial program could be delayed or adverse events during the trial could cause us to repeat or terminate the trial. If this were to happen our costs associated with the trial will increase, and it will take us longer to obtain regulatory approvals and commercialize the product or we may never obtain such regulatory approvals. Our clinical trials may also be suspended or terminated at any time by regulatory authorities, the Data Safety and Monitoring Board or by us including during the closing stages of enrollment of the trial and the subsequent patient date follow-up period lasting six months in the event that, for example, there should be a series of adverse clinical events such as stroke, bleeding or pump exchanges. Any failure or significant delay in completing clinical trials for our products will harm our financial results and the commercial prospects for our products.

The completion of our clinical trial program could be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment, including as a result of our competitors undertaking similar clinical trials or having equivalent products that have received approval for sale;

•	failure of patients to complete the clinical trial;

•	patients preferring to use approved devices or other experimental treatments or devices rather than our HeartWare System;

•	unforeseen safety issues;

•	lack of efficacy during clinical trials;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product is effective;

•	governmental and regulatory delays or changes in regulatory requirements, policies or guidelines; and

•	varying interpretation of data by regulatory agencies.

The process of obtaining marketing approval or clearance from the FDA for our HeartWare System, or any future products or enhancements or modifications to any products, could:

•	take a significant period of time;

•	require the expenditure of substantial resources;

•	involve rigorous pre-clinical and clinical testing;

•	require changes to our products; and

•	result in limitations on the indicated uses of the products.

There can be no assurance that we will receive the required approvals from the FDA or, if we do receive the required approvals, that we will receive them on a timely basis or that we will otherwise be able to satisfy the conditions of such approval, if any. The failure to receive product approval clearance by the FDA will have a material adverse effect on our business, financial condition or results of operations.

We may not meet regulatory quality standards applicable to our manufacturing and quality processes, which could have an adverse effect on our business, financial condition or results of operations.

Even after products have received marketing approval or clearance, product approvals and clearances by the FDA or other regulatory bodies can be withdrawn due to failure to comply with regulatory standards or the occurrence of problems following initial approval. As a device manufacturer, we are required to demonstrate and maintain compliance with a variety of regulatory requirements, including the FDA’s Quality System Regulation, or QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products. The FDA enforces the QSR through periodic unannounced site inspections. In addition, the US federal medical device reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our failure to comply with the QSR or to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of or restrictions on our manufacturing operations, delays in approving or clearing a product, refusal to permit the import or export of our products, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to materially suffer.

In the European Union, we are required to maintain certain ISO certifications in order to sell our products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. In October 2008, we received a Certificate of Registration certifying that the Company’s Quality Management System complies with the requirements of ISO 13485:2003. If we fail to continue to comply with ISO regulations the FDA or European Union organizations may withdraw clearance to market, require a product recall or take other enforcement action.

Product issues could result in substantial costs and write-downs leading to delay or termination of our trials.

Our products are subject to various regulatory guidelines and are perishable. Identified quality problems, such as failure of critical components such as batteries or controllers, or the failure of third parties to supply us with sufficient quantities of these products or components, could lead to adverse clinical events during the trial, which could cause us to repeat or terminate such trials. In addition, product improvements or failure to sell product before it expires could result in scrapping or expensive rework of product and our business, financial or results of operations could suffer. Quality issues could result in the rework, recall or replacement of entire lots of products, substantial costs and write-offs and harm to our business reputation and financial results. Further such activities could adversely affect our relationships with our customers or affect our reputation which could materially adversely affect our earnings, results and financial viability.

We plan to operate in multiple regulatory environments that require costly and time consuming approvals.

Even if we obtain regulatory approvals to commercialize the HeartWare System or any other product that we may develop, sales of our products in other jurisdictions will be subject to regulatory requirements that vary from country to country. The time and cost required to obtain approvals from these countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from those of the FDA. Laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations and policies of regulatory agencies. If we fail to comply with applicable foreign, federal, state or local market laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, which in each case would harm our business.

If we fail to obtain an adequate level of reimbursement for our products by third party payers, there may be no commercially viable markets for our product or the markets may be much smaller than expected.

The availability and levels of reimbursement by governmental and other third party payers affects the market for our product candidates. Reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance. Payers may attempt to limit coverage of and the level of reimbursement for new therapeutic products. Government and other third party payers also continually attempt to contain or reduce the costs of health care by challenging prices charged for health care products and services.

To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. In addition, the efficacy, safety, performance and cost-effectiveness of our product in comparison to any competing products may determine the availability and level of reimbursement for our product.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third party payers may adversely affect the demand for our products currently under development and limit our ability to sell our product candidates on a profitable basis. The current US administration has set forth a number of proposed initiatives to reform healthcare and contain costs and the US Congress is currently considering health care reform legislation. We cannot predict how pending or future legislative and regulatory proposals would influence the manner in which medical devices, including ours, are purchased or covered and reimbursed. For example, the American Recovery and Reinvestment Act of 2009 includes funding to study the comparative effectiveness of health care treatments and strategies. This funding will be used, among other things, to conduct, support or synthesize research that compares and evaluates the risk and benefits, clinical outcomes, effectiveness and appropriateness of medical products. Although Congress has indicated that this funding is intended to improve the quality of health care, it remains unclear how the research will impact coverage, reimbursement or other third-party payer policies.

If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and our future revenues would be materially adversely affected. During 2009, we were unable to implant a significant number of patients under our IDE in the United States as the relevant insurance providers refused to provide reimbursement for our products on the basis that our products are “experimental” and do not have the requisite regulatory approval in the United States. If this practice was to continue or to broaden then this would materially adversely affect our revenues, earnings, business and stock price.

If hospitals do not conduct destination therapy procedures using the HeartWare System, market opportunities for our product will be diminished.

If hospitals do not conduct destination therapy procedures using our products, our market opportunities will be diminished. The number of destination therapy procedures actually performed depends on many factors, most of which are out of our direct control, including:

•	the number of sites approved for destination therapy by relevant regulatory agencies;

•	the clinical outcomes of destination therapy procedures;

•	cardiology and referring physician education, and their commitment to destination therapy;

•	the economics of the destination therapy procedure for individual hospitals, which includes the costs of the LVAD and related pre- and post-operative procedures and their reimbursement; and

•	the economics of hospitals not conducting a destination therapy procedure, including the costs and related reimbursements of long-term hospitalization.

The different outcomes of these and other factors, and their timing, may have a material and adverse effect on our future results.

Adverse changes in general economic conditions in the United States could adversely affect us.

We are subject to the risks arising from adverse changes in general economic market conditions. The U.S. economy remains extremely sluggish as it seeks to recover from a severe recession and unprecedented turmoil. The U.S. economy continues to suffer from market volatility, difficulties in the financial services sector, tight credit markets, softness in the housing markets, concerns of inflation, reduced corporate profits and capital spending, significant job losses, reduced consumer spending, and continuing economic uncertainties. The turmoil and the uncertainty about future economic conditions could negatively impact our current and prospective customers, adversely affect the financial ability of health insurers to pay claims, adversely impact our expenses and ability to obtain financing of our operations, cause delays or other problems with key suppliers and increase the risk of counterparty failures. We cannot predict the timing, strength or duration of this severe global economic downturn or subsequent recovery. Healthcare spending in the United States has been, and is expected to continue to be, negatively affected by these recessionary trends. For example, patients who have lost their jobs may no longer be covered by an employee-sponsored health insurance plan and patients reducing their overall spending may eliminate purchases requiring co-payments. Since the sale of the HeartWare System to a new patient is generally dependent on the availability of third-party reimbursement and normally requires the patient to make a significant co-payment, the impacts of the recession on our potential customers may reduce the referrals generated by our sales force and thereby reduce our customer orders. Similarly, the impacts of the recession on our existing customers may cause some of them to cease purchasing HeartWare Systems and this will reduce our revenues, which in turn will make it more difficult to achieve the per unit cost-savings which are expected to be attained through increases in our manufacturing volume.

The severe recession has impacted the financial stability of many private health insurers. As a result, it has been reported that some insurers are scrutinizing claims more rigorously and delaying or denying reimbursement more often. Since the sale of the HeartWare System is generally dependent on the availability of third-party reimbursement, any delay or decline in such reimbursement will adversely affect our revenues.

Healthcare reform legislation could adversely affect our revenue and financial condition.

In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for, the availability of and reimbursement for healthcare services in the United States. These initiatives have ranged from proposals to fundamentally change federal and state healthcare reimbursement programs, including providing comprehensive healthcare coverage to the public under governmental funded programs, to minor modifications to existing programs. Recently, President Obama and members of Congress have proposed significant reforms to the U.S. healthcare system. Both the U.S. Senate and House of Representatives have conducted hearings about U.S. healthcare reform and a number of bills have been proposed in Congress. A leading proposal includes an excise tax on the medical device industry that would be payable based on revenue, not income.

In addition, recent legislation and many of these proposed bills include funding to assess the comparative effectiveness of medical devices. It is unclear what impact the excise tax proposal or the comparative effectiveness analysis would have on our products or our financial results. The ultimate content or timing of any future healthcare reform legislation, and its impact on medical device companies such as us, is impossible to predict. If significant reforms are made to the healthcare system in the United States, or in other jurisdictions, those reforms may have a material adverse effect on our financial condition and results of operations.

Our manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we fail to achieve regulatory approval for these manufacturing facilities, our business and our results of operations would be harmed.

Completion of our clinical trials and commercialization of our products require access to, or the development of, manufacturing facilities that meet applicable regulatory standards to manufacture a sufficient supply of our products. In addition, the FDA must approve facilities that manufacture our products for US commercial purposes, as well as the manufacturing processes and specifications for the product with similar, additional, approvals required in order to achieve CE marking in Europe. Suppliers of components of, and products used to manufacture, our products must also comply with FDA and foreign regulatory requirements, which often require significant time, money, resources and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages. If we or our suppliers fail to comply with the regulatory requirements for our manufacturing operations, our commercialization efforts could be delayed, which would harm our business and our results of operations.

We rely on specialized suppliers for certain components and materials.

We depend on a number of suppliers to successfully manufacture sufficient quantities of the components we use in our products. We rely on suppliers for critical components including the center post, housing and impeller that are assembled into our primary product, the HeartWare System, as well as finished products that comprise our peripheral and external equipment that is included in the HeartWare System. Lead times for our components are significant and can be up to as long as sixteen weeks and many of our components are manufactured to very tight tolerances or specifications. We do not presently have supply agreements with our key suppliers but have extensive purchase orders in place with these vendors.

We have second-source suppliers for some, but not all, of our components. In particular, we do not have second-source suppliers for our controllers, battery chargers and monitors. Our reliance on third-party suppliers also subjects us to other risks that could harm our business, including:

•	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	some of our components are extraordinarily complex and must be manufactured to extremely tight tolerances and specifications with the result that our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause our components not to be delivered on time or at all or to be delivered outside of specifications;

•	the availability of second-source suppliers may be extremely limited or their implementation as a supplier may be lengthy due to the tight tolerances and specifications in which we typically operate;

•	switching components or changes to our components, specifications or designs may require product redesign and submission to the FDA or a PMA supplement;

•	our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver products to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competing products.

We are in the process of negotiating a production services agreement with Minnetronix, Inc., located in Minnesota, as the supplier of the patient monitor and controllers. A prior agreement expired on August 17, 2008. Though we continue to receive production services from Minnetronix, we cannot guarantee that we will be able to successfully negotiate a new agreement. Even if we do reach a new agreement, and although we submit 12-month forecasts to Minnetronix, we cannot assure you that they will be able to have the capacity to accommodate our demand in a timely manner.

While we have identified second-source suppliers for other key components, we have not entered into written agreements with these suppliers and we cannot assure you that we will be able to maintain our manufacturing schedule without undue delay or substantial cost if any of these arrangements is terminated.

Additionally, we may experience problems or delays in our own manufacturing process, which may be harmful to our financial status or reputation and therefore make it more difficult or expensive for us to continue with or enter into relationships with specialized suppliers. Our business plan is predicated on maintaining strong relationships and supply with a series of external parties to manufacture components of our technology. If we are unsuccessful in this regard or are unable to secure or maintain agreements with these manufacturers on favorable terms or at all, then our ability to commercialize our technology and expand our operations will be dramatically impaired.

We may not be able to effectively protect our intellectual property rights which could have an adverse effect on our business, financial condition or results of operations.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries of the intellectual property relating to or incorporated into our technology and products. As of January 25, 2010, we have 19 issued US patents, 10 issued Australian patents, and 4 issued patents in each of Germany, France, the United Kingdom, as well as patents issued in the Netherlands, Japan, Spain, Italy, Korea, Canada, Italy, and Israel. Our patent portfolio consists of internally developed technology as well as patents and patent applications which we acquired in 2003 in connection with a plan of liquidation for Kriton Medical, Inc. and which pertain to technology used in the HeartWare System. As a result, we may have less complete knowledge and records with respect to the development and ownership of such Kriton technology, patents and intellectual property than we would otherwise have for technology, patents and intellectual property developed internally by us. We also have 27 pending US patent applications and a number of international patent applications filed under the Patent Cooperation Treaty, as well as in Japan, Europe, Australia, China, India, Korea and Israel.

Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us with any meaningful protection or any competitive advantage. Even if issued, existing or future patents may be challenged, including with respect to the development and ownership thereof, or narrowed, invalidated or circumvented, which could limit our ability to stop competitors from developing and marketing similar products or limit the length of terms of patent protection we may have for our products. Further, other companies may design around technologies we have patented, licensed or developed. Moreover, changes in patent laws or their interpretation in the United States and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In addition, in November 2005, we entered into a settlement agreement with Ventrassist Pty., Limited, Ventracor Limited (collectively “Ventracor”) and the University of Technology, Sydney, under which the parties resolved all of the claims and counterclaims filed by the parties in the United States District Court for the Southern District of Florida in 2004 and 2005, and agreed to mutual non-assertion covenants. As part of that agreement, we agreed not to sue Ventracor or the University of Technology, Sydney, or any of their respective successors, assigns, affiliates, customers or suppliers for infringement of 29 of our issued U.S. and worldwide patents existing as of the date of the agreement or any patents that issue from any patent applications existing as of such date (including any type of patent that claims priority or shares common priority to such patents). We also agreed not to sue such parties for infringement of all of our issued patents existing as of September 30, 2005, or any patents that issue from any patent applications existing as of such date, in respect of Ventracor’s blood pump devices existing as of the date of the agreement or any device embodying a modification of such devices which does not give rise to a new independent claim for patent infringement. As a result, Ventracor, the University of Technology, Sydney, or their respective successors or assigns may commercialize competing technology or products that would have otherwise been precluded by our patents subject to the agreement. In order to preserve and enforce our patent and other intellectual property rights, we may need to make claims or file lawsuits against third parties. This can entail significant costs to us and divert our management’s attention from developing and commercializing our products. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.

Substantial litigation over intellectual property rights exists in the medical device industry. We expect that we could be increasingly subject to third-party infringement claims as our revenues increase, the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our current or future products or technologies may infringe. For example, we are aware of certain patents and patent applications owned by third parties that cover different aspects of mechanical circulatory support, methodologies for the pumping of blood and other fluids and the related devices and technologies. Any of these third parties might make a claim of infringement against us.

In particular, Jarvik Heart, in a letter received in August 2008, invited us to discuss “an exclusive license” as it relates to a Jarvik patent concerning hybrid blood pumps. The patent referenced by this letter relates to technology that is material to our business. We have not had any substantive discussions with Jarvik Heart concerning this matter since our receipt of this letter and we do not believe that our blood pump infringes this patent. In addition, in a letter received in September 2009, Abiomed suggested that we “may be interested in licensing Abiomed’s technology” as it relates to an Abiomed patent concerning bearingless blood pumps. The patent referenced by this letter relates to technology that is potentially material to our business. We have had discussions with Abiomed regarding this patent however, we believe that the HeartWare System does not infringe this patent.

Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays, prohibit us from manufacturing, marketing or selling our current or future products, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenues may decrease substantially and we could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently enjoin us or our customers from making, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities. Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our reputation, business, financial condition or results of operations.

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would harm our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in the medical device industry are generally uncertain. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. Despite these measures, any of our intellectual property rights could, however, be challenged, invalidated, circumvented or misappropriated. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims that our employees or we have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers of our employees.

We employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. To the extent that our employees are involved in research areas that are similar to those in which they were involved with their former employers, we may be subject to claims that such employees have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims.

We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or for items or services that were not provided as claimed. Because we may provide some coding and billing information to purchasers of the HeartWare System and our other products, and because we cannot assure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us. In addition, these laws are potentially applicable to us because we provide reimbursement to healthcare professionals for training patients on the use of the HeartWare System and our other products. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance, which can be substantial. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on our business, financial condition or results of operations.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

If we are unable to manage our expected growth, we may not be able to commercialize our product candidates.

We expect to continue to expand our operations and grow our research and development, product development, regulatory, manufacturing, sales, marketing and administrative operations. This expansion has placed, and is expected to continue to place, a significant strain on our management, infrastructure and operational and financial resources. To manage any further growth and to commercialize our products, we will be required to improve existing and implement new operational and financial systems, procedures and controls and expand, train and manage our growing employee base. Specifically, our information technology and back-up systems and access to such systems will need to be improved and upgraded to accommodate our growth. In addition, we will need to manage relationships with various manufacturers, suppliers and other organizations, including various regulatory bodies in the United States and other jurisdictions. Our ability to manage our operations and growth will require us to improve our operational, financial and management controls, as well as our internal reporting systems and controls. We may not be able to implement such improvements to our management information and internal control systems in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially adversely affect our business.

If we expand, or attempt to expand, into additional foreign markets, we will be subject to new business risks that may adversely impact our business, financial condition and results of operations.

If we expand, or attempt to expand, into additional foreign markets, we will be subject to new business risks, including:

•	failure to fulfill foreign regulatory requirements on a timely basis or at all to market the HeartWare System or other future products;

•	availability of, and changes in, reimbursement within prevailing foreign health care payment systems;

•	adapting to the differing laws and regulations, business and clinical practices, and patient preferences in foreign countries;

•	difficulties in managing foreign relationships and operations, including any relationships that we establish with foreign partners, distributors or sales or marketing agents;

•	limited protection for intellectual property rights in some countries;

•	difficulty in collecting accounts receivable and longer collection periods;

•	costs of enforcing contractual obligations in foreign jurisdictions;

•	recessions in economies outside of the United States;

•	political instability and unexpected changes in diplomatic and trade relationships;

•	currency exchange rate fluctuations; and

•	potentially adverse tax consequences.

If we are successful in introducing our current or future products into foreign markets, we will be affected by these additional business risks, which may adversely impact our business, financial condition and results of operations. In addition, expansion into additional foreign markets imposes additional burdens on our executive and administrative personnel, research and sales departments and general managerial resources. Our efforts to introduce our current or future products into foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investment required for expansion into foreign markets could exceed the results of operations generated from this expansion.

If we choose to acquire or invest in new businesses, products or technologies, instead of developing them ourselves, these acquisitions or investments could disrupt our business and could result in the use of significant amounts of equity, cash or a combination of both.

From time to time we may seek to acquire or invest in new businesses, products or technologies, instead of developing them ourselves. Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment;

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	risks associated with acquiring intellectual property;

•	difficulties in operating the acquired business profitably;

•	the inability to achieve anticipated synergies, cost savings or growth;

•	potential loss of key employees, particularly those of the acquired business;

•	difficulties in transitioning and maintaining key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	unanticipated costs.

In addition, any future acquisitions or investments may result in one or more of the following:

•	dilutive issuances of equity securities, which may be sold at a discount to market price;

•	the use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	increased operating costs or reduced earnings;

•	financing obtained on unfavorable terms;

•	large one-time expenses; and

•	the creation of certain intangible assets, including goodwill, the write-down of which in future periods may result in significant charges to earnings.

Any of these factors could materially harm our stock price, business, financial condition and results of operations.

We compete against companies that have longer operating histories, more established or approved products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

Competition in the medical device industry is intense. Our products will compete against products offered by public companies, such as Thoratec Corporation and World Heart Corporation, as well as several private companies, such as Jarvik Heart, Inc, Circulite, Evaheart and Terumo Heart, Inc. Some of these competitors have significantly greater financial and human resources than we do and have established reputations or approved products or significantly greater name recognition, as well as distribution channels and sales and marketing capabilities that are larger and more established than ours. For example, Thoratec Corporation has received marketing approval in the United States for HeartMate II for both destination and bridge-to-transplant indications. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We also face competition from other medical therapies which may focus on our target market as well as competition from manufacturers of pharmaceutical and other devices that have not yet been developed. Competition from these companies could adversely affect our business.

In addition, in Europe our customers are geographically dispersed and, at this stage, a significant portion of our revenue is sourced in Germany among a small number of clinical sites, which also use other competing products. If these sites were to cease using our products or use our products on a reduced or inconsistent basis, such events would have a material adverse effect on our financial condition and results of operations.

Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products. Factors affecting our competitive position include:

•	product performance and design;

•	product safety;

•	sales, marketing and distribution capabilities;

•	comparable clinical outcomes;

•	success and timing of new product development and introductions; and

•	intellectual property protection.

The competition for qualified personnel is particularly intense in our industry. If we are unable to retain or hire key personnel, we may not be able to sustain or grow our business.

Our ability to operate successfully and manage our potential future growth depends significantly upon our ability to attract, retain and motivate highly skilled and qualified research, technical, clinical, regulatory, sales, marketing, managerial and financial personnel. We face intense competition for such personnel, and we may not be able to attract, retain and motivate these individuals. We compete for talent with numerous companies, as well as universities and non-profit research organizations. Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. Although we have employment and incentive compensation agreements with all of our executive officers and incentive and compensation plans for our other personnel providing them with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. We do not maintain key man life insurance on the lives of any of the members of our senior management. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.

Product liability claims could damage our reputation or adversely affect our business.

The design, manufacture and marketing of human medical devices, particularly implantable life-sustaining medical devices, carries an inherent risk of product liability claims and other damage claims. Such liability claims may be expensive to defend and may result in large judgments against us. A product liability or other damages claims, product recall or product misuse, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We maintain clinical trial insurance and limited product liability insurance. We cannot be certain that such insurance will be sufficient to cover all claims that may be made against us. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase such insurance on acceptable terms or at reasonable costs. A successful claim brought against us in excess, or outside, of our insurance coverage could seriously harm our financial condition and results of operations. Generally, our clinical trials will be conducted in patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our medical devices. Any of these events could result in a claim of liability. For example, in 2009 we received a claim in connection with the death of a patient from multiple organ failure participating in our clinical trial in Germany. We may receive similar claims from time to time in the future. Such claims against us, regardless of their merit, could result in significant awards against us that could materially adversely harm our business, financial condition, results of operations and prospects. A product liability or other damages claims, product recall or product misuse could also materially and adversely damage our reputation and affect our ability to attract and retain customers.

Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Management’s assessment of our internal controls over financial reporting is discussed in Item 9A of our Annual Report on Form 10-K for the year ended December 31, 2008. The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures, and internal control over financial reporting as of December 31, 2008. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures, and internal control over financial reporting were effective as of December 31, 2008.

We continue to evaluate our existing internal controls over financial reporting against the standards adopted by the Public Company Accounting Oversight Board, or PCAOB. During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement and will design enhanced processes and controls to address any issues identified through this review. As we continue to commercialize our products, we will need to enhance our accounting and financial controls functions, particularly as they relate to accounting for revenue and inventory, and we will need to add more personnel to our financial reporting group. Remediating any deficiencies, significant deficiencies or material weaknesses that have been or could be identified by us or our independent registered public accounting firm may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any such deficiencies will effectively mitigate or remedy such deficiencies. The existence of one or more such deficiencies or weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Risks Related to Our Common Stock and the Offering

The price of our common stock may fluctuate significantly.

The ordinary shares of HeartWare Limited had been traded on the ASX from January 31, 2005 until November 13, 2008 when the shares of common stock of HeartWare International, Inc. started trading on the ASX in the form of CDIs, each representing one thirty-fifth of a share of our common stock. The trading price of the common stock and the CDIs, as applicable, has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. For example, the closing price of our CDIs (and previously ordinary shares of HeartWare Limited) traded on the ASX has ranged from AU$0.56 to AU$1.17 in the 12 months ended December 31, 2009. In addition, our shares of common stock began trading on the NASDAQ Global Market on February 24, 2009. Prior to that time, there had been no public market for our common stock in the United States. The price of our common shares, whether traded in the form of common stock or CDIs, could fluctuate significantly for many reasons, including the following:

•	future announcements concerning us or our competitors;

•	regulatory developments, enforcement actions bearing on advertising, marketing or sales, and disclosure regarding completed, ongoing or future clinical trials;

•	quarterly variations in operating results, which we have experienced in the past and expect to experience in the future;

•	introduction of new products or changes in product pricing policies by us or our competitors;

•	acquisition or loss of significant customers, distributors or suppliers;

•	business acquisitions or divestitures;

•	changes in third party reimbursement practices;

•	fluctuations of investor interest in the medical device sector; and

•	fluctuations in the economy, world political events or general market conditions.

In addition, stock markets in general and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years, fluctuations that frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our shares. The market price of our shares could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

Your interests may differ or conflict with those of the Company’s largest shareholder.

As of December 31, 2009, Apple Tree Partners I, L.P. (“Apple Tree”) owned approximately 22.7% of our outstanding shares. As a result, Apple Tree has and will continue to have significant influence over the outcome of any matter, including a change of control, requiring approval of holders of shares. The interests of Apple Tree may differ from or conflict with the interests of other shareholders regarding a potential change of control of us or other matters requiring a vote of shareholders. Apple Tree’s significant influence over us and our subsidiaries may delay or prevent a change in control even if desired by the other holders of shares, which could adversely affect the trading price of the shares.

If there are substantial sales of common stock, our share price could decline.

If our existing shareholders sell a large number of shares or the public market, should one develop, perceives that existing shareholders might sell a large number of shares, the prices at which our shares trade could decline significantly. Sales of substantial amounts of shares by shareholders in the public market, or even the potential for such sales, are likely to adversely affect the market price of the shares.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

Anti-takeover provisions in our charter documents and Delaware law may discourage a third party from acquiring us, which could limit our stockholders’ opportunities to sell their shares at a premium.

Certain provisions of our Certificate of Incorporation and By-laws may be considered as having an anti-takeover effect, such as those provisions establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause, authorizing the board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock, prohibiting stockholders from acting by written consent in lieu of a meeting, requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting, and prohibiting stockholders from calling a special meeting of stockholders. We are also subject to Section 203 of the Delaware General Corporation Law which in general prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless certain conditions specified therein are satisfied. These provisions could have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We may be subject to arbitrage risks.

Investors may seek to profit by exploiting the difference, if any, in the price of our shares of common stock as reflected by the trading price of our CDIs, each representing one thirty-fifth of a share of our common stock, on the ASX and the trading price of our shares of common stock on the NASDAQ Global Market. Such arbitrage activities could cause the price of our securities (as adjusted to reflect the fact that each CDI represents one thirty-fifth of a share of common stock) in the market with the higher value to decrease to the price set by the market with the lower value.

We have broad discretion in the use of the net proceeds we receive from this offering and may not use them effectively.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the net proceeds, with only limited information concerning management’s specific intentions.

Our management may spend a portion or all of the net proceeds we receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds we receive from this offering in a manner that does not produce income or that loses value.

You will experience immediate dilution as a result of this offering.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale by us of the 1,537,305 shares of common stock in this offering and based on a public offering price of $35.50 per share, and after deducting the assumed underwriting discounts and our estimated offering expenses, our pro forma net tangible book value as of September 30, 2009 would have been approximately $86 million, or $7.25 per share. This represents an increase in pro forma net tangible book value of $3.87 per share and an immediate dilution of $28.25 per share to new investors. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution” on page S-30 for a more detailed discussion of the dilution you will incur in connection with this offering.

Use of proceeds

We estimate that we will receive net proceeds from this offering of approximately $51.0 million, after deducting the underwriting discounts and estimated offering expenses, assuming no exercise of the underwriters’ over-allotment option.

We currently intend to use the net proceeds from this offering for general corporate and working capital purposes. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. The amounts and timing of our actual revenues, expenditures and cashflows will depend on numerous factors, including the clinical development of the HeartWare System in our ongoing US bridge-to-transplant clinical trial and in our proposed IDE approved US destination therapy clinical study which we anticipate commencing in the second quarter of 2010, our ongoing product development efforts, including those related to our next generation device, the Miniaturized Ventricular Assist Device, or MVAD, our sales and marketing activities, the amount of cash generated or used by our operations and competition. Accordingly, investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering.

Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We cannot predict whether these investments will yield a favorable return.

Price range of our common stock

Commencing February 24, 2009, our shares of common stock trade on the NASDAQ Global Market under the symbol “HTWR”. Our shares of common stock also trade in the form of CDIs, each CDI representing one thirty-fifth of a share of our common stock, on the ASX under the symbol “HIN” as of November 13, 2008. Prior to that date, our ordinary shares of HeartWare Limited, of which we are the successor issuer, were traded on the ASX under the symbol “HTW”.

The following table sets forth, for the periods indicated, the high and low closing price of the CDIs of HeartWare International, Inc. (and previously ordinary shares of HeartWare Limited) as traded on the ASX, in Australian dollars and as converted to US dollars based on the prevailing Australian dollar to US dollar rate applicable on the last day of each respective quarter. The following table also sets forth, for the periods indicated, the high and low closing price of our shares of common stock as traded on the NASDAQ Global Market.

	Australian				NASDAQ
	Securities Exchange				Global Market*
	High	Low	High	Low	High	Low
	(AU$)	(AU$)	(US$)	(US$)	(US$)	(US$)

Fiscal Year 2010:
First Quarter (through January 27, 2010)	1.17	1.06	1.06	0.95	37.69	33.96
Fiscal Year 2009:
First Quarter	1.16	0.56	0.79	0.38	30.00	22.80
Second Quarter	0.99	0.74	0.80	0.60	29.70	23.54
Third Quarter	0.97	0.65	0.85	0.57	30.27	21.65
Fourth Quarter	1.17	0.94	1.05	0.84	36.80	29.61
Fiscal Year 2008:
First Quarter	0.55	0.35	0.51	0.32
Second Quarter	0.65	0.36	0.63	0.34
Third Quarter	0.64	0.40	0.51	0.32
Fourth Quarter	0.62	0.40	0.43	0.28
Fiscal Year 2007:
First Quarter	0.87	0.64	0.70	0.52
Second Quarter	0.92	0.60	0.78	0.51
Third Quarter	0.65	0.55	0.57	0.49
Fourth Quarter	0.80	0.53	0.71	0.47

*	Our shares of common stock commenced trading on the NASDAQ Global Market on February 24, 2009.

As of January 27, 2010, the last reported sale price of our common stock on the NASDAQ Global Market was $35.77 per share. As of January 25, 2010, based on the information provided by Computershare Trust Company, N.A., we had 11,786,664 shares of common stock issued and held of record by 48 holders and beneficially held by in excess of 1,000 holders, including 874 holders of CDIs held of record by our CDI Depositary.

We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our shareholders will not realize a return on their investment unless the trading price of our shares appreciates.

Dilution

Our net tangible book value as of September 30, 2009 was approximately $34.9 million, or $3.38 per share. Net tangible book value per share represents the amount of our total tangible assets minus total liabilities, divided by the total number of shares of common stock outstanding as of September 30, 2009.

After giving effect to the sale of the 1,537,305 shares of our common stock in this offering at a price of $35.50 per share, and after deducting the underwriting discounts and our estimated offering expenses, our pro forma net tangible book value as of September 30, 2009 would have been approximately $86 million, or $7.25 per share. This represents a pro forma increase in net tangible book value of $3.87 per share and an immediate dilution of $28.25 per share to new investors. The following table illustrates this calculation on a per share basis:

Per share

Public offering price per share	$35.50
Net tangible book value per share of common stock as of September 30, 2009	$3.38
Increase per share attributable to this offering	$3.87
Pro forma net tangible book value per share of common stock as of September 30, 2009, after giving effect to this offering	$7.25
Dilution per share to new investors in this offering	$28.25

If the underwriters exercise their over-allotment option in full, our pro forma net tangible book value will increase to $7.75 per share, representing an increase in pro forma net tangible book value of $0.50 per share, and an immediate dilution of $27.75 per share to new investors.

The following table summarizes, on a pro forma basis as of September 30, 2009, after giving effect to this offering at the public offering price of $35.50 per share and the pro forma adjustments referred to above, the total number of shares of our common stock purchased from us and the total consideration and average price per share paid by existing stockholders and by new investors:

					Average
	Shares purchased		Total consideration		price per
	Number	Percentage	Amount	Percentage	share

Existing stockholders	10,316,809	87%	$142,136,345	72%	$13.78
New investors	1,537,305	13%	$54,574,328	28%	$35.50
Total	11,854,114	100%	$196,710,673	100%	$16.59

The above discussions and tables are based on 10,316,809 shares outstanding as of September 30, 2009 and exclude:

•	572,012 shares issuable upon the exercise of stock options granted to our employees and directors of which 332,210 were exercisable at a weighted average exercise price of $25.95 per share as of September 30, 2009;

•	47,422 shares issuable upon the exercise of non-plan stock options granted to our employees and directors of which 41,422 were exercisable at a weighted average exercise price of $29.76 per share as of September 30, 2009;

•	413,135 shares issuable upon vesting of restricted stock units granted to our employees and directors of which none were exercisable as of September 30, 2009;

•	45,630 shares available for future option grants or vesting of restricted stock units as of September 30, 2009; and

•	approximately 1.4 million shares issued on October 26, 2009 pursuant to a stockholder approval of a private placement in August 2009.

Material United States federal tax considerations
for non-United States holders

The following discussion is a general summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to “Non-U.S. Holders.” As used herein, a Non-U.S. Holder means a beneficial owner of our common stock that is neither a U.S. person nor a partnership for U.S. federal income tax purposes, and that will hold shares of our common stock as capital assets (i.e., generally, for investment). For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of source; or

•	a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its independent tax advisor as to its tax consequences.

This summary does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder’s tax position and does not consider U.S. state and local or non-U.S. tax consequences. It also does not consider Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of our common stock held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, foreign tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation). This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and different interpretations.

This summary is included herein as general information only. Accordingly, each prospective Non-U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income, estate and other tax consequences of holding and disposing of our common stock.

U.S. trade or business income

For purposes of this discussion, dividend income, and gain on the sale or other taxable disposition of our common stock, will be considered to be “U.S. trade or business income” if such dividend income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates in the same manner as would apply to a U.S. person. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Dividends

Distributions of cash or property that we pay on our common stock will be treated as taxable dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing a timely claim for a refund with the IRS. A Non-U.S. Holder should consult its own independent tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax does not apply to dividends that are U.S. trade or business income, as described above, of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI (or appropriate substitute or successor form), certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of our common stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized on a sale, exchange or other disposition of our common stock unless:

(1) the gain is effectively connected with the conduct of a U.S. trade or business, as described above;

(2) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other conditions; or

(3) we are or have been a “U.S. real property holding corporation”, or USRPHC, under section 897 of the Code at any time during the shorter of the five-year period ending on the date of such disposition and the Non-U.S. Holder’s holding period for our common stock.

If number one or number three above applies, you will be subject to U.S. federal income tax with respect to such gain on a net income basis at the applicable graduated individual or corporate rates, subject to reduction by an applicable income tax treaty (and, if you are a corporation, you also may be subject to a 30% branch profits tax, subject to reduction by an applicable income tax treaty). If you are described in number two above, you will be subject to U.S. federal income tax with respect to such gain at a rate of 30% (or lower applicable treaty rate), which gain may be offset by certain losses.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements, and associated personal property. We have not made a determination as to whether or not we are or have been a USRPHC. If we are found to be a USRPHC, a Non-U.S. Holder, nevertheless, will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale or other disposition of our common stock so long as our common stock is “regularly traded on an established securities market” as defined under applicable Treasury regulations and a Non-U.S. Holder owns, actually and constructively, 5% or less of our common stock during the shorter of the five-year period ending on the date of disposition and such Non-U.S. Holder’s holding period for our common stock. Prospective investors should be aware that no assurance can be given that our common stock will be so regularly traded when a Non-U.S. Holder sells its shares of our common stock.

U.S. federal estate taxes

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding requirements

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of our common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) or otherwise establishes an exemption.

The payment of the proceeds from the disposition of common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States, or a U.S. related person. In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own independent tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our common stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, if the Non-U.S. Holder provides the required information to the IRS on a timely basis.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc. is acting as sole book-running manager of the offering and as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number
Name	of shares

J.P. Morgan Securities Inc.	1,076,115
Canaccord Adams Inc.	153,730
Lazard Capital Markets LLC	153,730
Wedbush Morgan Securities Inc.	153,730

Total	1,537,305

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $1.278 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

The underwriters have an option to buy up to 230,595 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have up to 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.130 per share. The following table shows the per share and total underwriting discounts to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No exercise	Full exercise

Per Share	$2.130	$2.130
Total	$3,274,460	$3,765,627

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts, will be approximately $250,000.

We have agreed that we will not for a period of 90 days after the date of this prospectus supplement (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities Inc. The forgoing restrictions do not apply to certain transactions, including:

•	the sale of shares of common stock to the underwriters;

•	issuances or sales pursuant to exercises of any stock option or the vesting of any restricted stock unit granted as a direct or indirect result of any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or in each case, automatic sales of stock pursuant to the terms of such plans to cover tax payments or any form of “cashless” exercise generally available for such grants;

•	issuances of shares of common stock upon the conversion of a security of the Company outstanding on the date of this prospectus supplement;

•	the filing and effectiveness under the Securities Act of any registration statement (or any supplement or amendment to any previously-filed registration statement) that the Company may be required to file with the Securities and Exchange Commission pursuant to any rights of the holders of warrants outstanding as of the date hereof, and the filing and effectiveness under the Securities Act of any registration statement on Form S-8 relating to inducement grants made by the Company prior to the date hereof.

In addition, our directors, executive officers and one of our stockholders have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers and shareholder in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The foregoing restrictions will not prohibit the entry into new Rule 10b5-1 trading plans or apply to:

•	transfers of up to 20,000 shares of common stock, in the aggregate, of the shares of common stock or securities convertible or exchangeable for common stock pursuant to any Rule 10b5-1 trading plans of such directors, executive officers and shareholder, whether or not existing on the date of this prospectus supplement;

•	exercises of any stock option or the vesting of any restricted stock unit granted under any Company plan, including but not limited to any stock incentive plan, employee stock option plan or restricted stock unit plan, or automatic sales of stock pursuant to the terms of such plans to cover tax payments or any form of “cashless” exercise generally available for such grants;

•	exercises of options or warrants or conversions of preferred stock or notes, provided that any shares of our common stock received upon the exercise or conversion of such options, warrants, preferred stock or notes shall be subject to the restrictions contained in the lock up agreements; and

•	(A) bona fide gifts or other transfers for no consideration, (B) dispositions of our common stock to any trust, family limited partnership or similar entity for the direct or indirect benefit of such director, executive officer or shareholder and/or the ancestors, lineal descendants, siblings or spouse of such director, executive officer, or shareholder or (C) with respect to any stockholder that is a partnership, limited liability company, trust, corporation or similar entity, distributions of our common stock to its partners, members, beneficiaries or stockholders or contributions or other transfers to its wholly-owned subsidiaries.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

Selling restrictions

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved b the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (1) an average of at lest 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

(4) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our shares of common stock in Switzerland.

Australia

This document does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the “Corporations Act”) and does not include the information required for a disclosure document under the Corporations Act. This document has not been lodged with the Australian Securities and Investments Commission (“ASIC”) and no steps have been taken to lodge it with ASIC. Any offer in Australia of the ordinary shares under this prospectus may only be made to persons who come within one of the categories set out in sections 708(8) and 708(11) of the Corporations Act, or otherwise pursuant to one or more exemptions in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Part 6D.2 of the Corporations Act and who are also, in each case, “Wholesale Clients” as defined in section 7616(4) of the Corporations Act (collectively referred to as “Sophisticated and Professional Investors”).

This document is not financial product advice and has been prepared without taking account of any individual’s objectives, financial situation or needs. Accordingly, before any eligible investor takes any action in response to this document, that investor should review this document, consider their own objectives, financial situation and needs and seek professional advice if in any doubt.

CHESS and CDIs in Australia

The Company participates in the Clearing House Electronic Subregister System (“CHESS”), which is ASX’s electronic transfer and settlement system in Australia. Settlement of trading of quoted securities on ASX market takes place on CHESS. CHESS allows for and requires the settlement of transactions in securities quoted on ASX to be effected electronically. No share or security certificates are issued in respect of shareholdings or security holdings that are quoted on ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers that occur on CHESS.

CHESS cannot be used directly for the transfer of securities of companies that are not incorporated in Australia (such as the Company) where the laws of the Company’s place of incorporation do not recognize CHESS.

To enable companies such as the Company to have their securities cleared and settled electronically on CHESS, depository instruments called CHESS Depositary Interests (“CDIs”) have been introduced and are units of beneficial ownership in securities registered in the name of CHESS Depositary Nominees Pty Ltd (“CDN”). CDN is a wholly-owned subsidiary of ASX. The main difference between holding CDIs and shares of our common stock is that the holder of CDIs has beneficial ownership of the underlying shares of our common stock instead of legal title. Legal title is held by CDN.

Each CDI of the Company is equivalent to one thirty-fifth of a share of our common stock. Holders of the Company’s CDIs have the same economic benefits of holding the underlying shares of our common stock. Holders of CDIs are able to transfer and settle transactions electronically on ASX.

Holders of CDIs are entitled to all dividends, rights and other entitlements as if they were legal owners of shares of our common stock, on the basis that one CDI is the equivalent of one thirty-fifth of a share of our common stock, and are entitled to receive notices of general meetings of shareholders. As holders of CDIs are not the legal owners of the underlying shares of our common stock, CDN, which holds legal title to the shares of our common stock underlying the CDIs, is entitled to vote at Company shareholder meetings on the instruction of the holders of CDIs. Alternatively, if a holder of CDIs wishes to attend and vote at shareholder meetings, the holder may instruct CDN to appoint the holder (or a person nominated by the holder) as CDN’s proxy in respect of the underlying shares of our common stock beneficially owned by such holder for the purposes of attending and voting at a shareholder meeting of the Company. Because one CDI is the equivalent of one thirty-fifth of a share of our common stock, a holder of CDIs is entitled to one vote for every one CDI held.

Converting common shares and CDIs

Holders of shares of our common stock are able to convert those shares into CDIs and trade them on ASX and holders of CDIs are able to convert those securities into shares of our common stock and trade them on the NASDAQ Global Market by contacting the Company’s Australian share registry or its U.S. registrar and transfer agent and requesting that their holdings be transferred to the Australian or U.S. register, as appropriate. One share of our common stock may be converted into thirty-five CDIs and one CDI may be converted into one thirty-fifth of a share of our common stock.

Legal matters

Shearman & Sterling LLP, New York, New York, will pass upon the validity of the shares of common stock offered by this prospectus supplement. The underwriters are represented by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and FASB Interpretation No. 123(R), “Share-Based Payment”). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find additional information and
incorporation of certain information by reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus supplement by referring you to publicly filed documents that contain the omitted information.

You can read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov.

The information incorporated by reference is an important part of this prospectus supplement, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of our common stock covered by this prospectus supplement (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as amended by Form 10-K/A filed on April 29, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 filed on May 8, 2009, August 14, 2009 and November 5, 2009 respectively;

•	our Current Reports on Form 8-K filed February 13, 2009 (two reports), March 6, 2009, March 27, 2009, July 30, 2009, July 31, 2009, August 10, 2009, September 1, 2009, September 18, 2009, October 1, 2009, October 26, 2009, November 10, 2009, November 23, 2009, December 18, 2009, December 31, 2009 and January 26, 2010.

•	our definitive proxy statement on Schedule 14A filed on June 11, 2009; and

•	the description of our common stock included in our Current Report on Form 8-K filed on November 13, 2008.

You may also request a copy of the information we incorporate by reference in this prospectus supplement at no cost by writing to us at HeartWare International, Inc., Attention: Investor Relations, 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, or by calling +1 508 739 0950.

Prospectus

HeartWare International, Inc

$100,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $100,000,000.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings, to or through underwriters, dealers, and agents or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Global Market under the symbol “HTWR”. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE INVESTING IN ANY SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 20, 2010

About this prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer as well as other information you should know before investing in our securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. To the extent that any statement we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information described under “Where You Can Find Additional Information and Incorporation of Certain Information by Reference” before making an investment decision.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information and Incorporation of Certain Information by Reference.” We urge you to read that registration statement in its entirety, including all amendments, exhibits, schedules and supplements to that registration statement.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

As used in this prospectus:

•	“HeartWare,” “the Company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited and HeartWare, Inc.

•	“HeartWare International, Inc.” refers to HeartWare International, Inc., a Delaware corporation incorporated on July 29, 2008.

•	“HeartWare Pty. Limited” refers to HeartWare Pty. Limited, an Australian corporation.

•	“HeartWare, Inc.” refers to HeartWare, Inc., a Delaware corporation incorporated on April 3, 2003. HeartWare, Inc. was acquired by HeartWare Pty. Limited on January 24, 2005.

Forward-looking statements

This prospectus and the documents incorporated by reference herein contain, or will contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are based on our management’s beliefs, assumptions and expectations and on information currently available to our management. Generally, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation:

•	our expectations with respect to regulatory submissions and approvals;
•	our expectations with respect to our clinical trials, including enrollment in our clinical trials;
•	our expectations with respect to our intellectual property position;
•	our ability to commercialize our existing products;
•	our ability to develop and commercialize new products; and
•	our estimates regarding our capital requirements.

Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on our forward-looking statements because they speak only as of the date when made. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by federal securities laws and the rules and regulations of the SEC. We may not actually achieve the plans, projections or expectations disclosed in our forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation those described under the heading “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and “Business” in our periodic reports filed with the SEC and in any accompanying prospectus supplement or free writing prospectus or in the documents incorporated by reference herein or therein.

Prospectus summary

The following summary does not contain all of the information that may be important to purchasers of our securities. Prospective purchasers of securities should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus and any prospectus supplement.

Overview

We are a medical device company focused on developing the world’s smallest implantable blood pumps for the treatment of advanced heart failure.

The HeartWare Ventricular Assist System, or the HeartWare System, which includes a left ventricular assist device, or LVAD, patient accessories and surgical tools, is designed to provide circulatory support for patients with advanced heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute.

In January 2009, the HeartWare System received Conformité Européene, or CE Marking, which allows us to market and sell the device in Europe. The HeartWare System is also the subject of a clinical trial in the United States under a U.S. Food & Drug Administration, or FDA, Investigational Device Exemption, or IDE, for a bridge-to-transplant indication.

In 2008, we successfully completed enrollment of a combined European and Australian human clinical trial for the HeartWare System. This international trial began in March 2006 and called for the implantation of 20 patients. The trial was subsequently expanded to permit enrollment of 50 patients so as to provide increased depth of clinical data. Enrollment in this trial was the basis for application for and subsequent receipt of CE Marking for the HeartWare System.

In April 2008, we received conditional IDE approval from the FDA, and began enrolling centers for a U.S. bridge-to-transplant clinical study. In August 2008, our first patient in the United States received the HeartWare System at Washington Hospital Center in Washington, D.C. This marked the start of our U.S. bridge-to-transplant clinical trial, under which 150 patients awaiting heart transplantation will be enrolled at up to 40 participating centers. Full IDE approval was received in September 2008 and the number of centers eligible to participate in the trial was increased to 40 in October 2009.

In November 2009, we announced the filing of an IDE submission with the FDA related to the proposed use of the HeartWare System in a destination therapy indication. The IDE submission is currently in the process of being reviewed by the FDA.

Beyond the HeartWare System, we are also evaluating our next generation device, the Miniaturized Ventricular Assist Device, or MVAD. The MVAD is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple configurations. The MVAD, which is currently at the prototype stage and undergoing animal studies focused on minimally invasive implantation techniques, is approximately one-third the size of the HVAD Pump. The MVAD may also be configured into different formats which may enable implantation techniques which do not require the use of a sternotomy (i.e opening of the chest). We believe that the MVAD will be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

We began generating revenue from our product sales in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue and to increase as we expand our clinical trial activities, seek regulatory approvals and initiate commercialization activities.

We have financed our operations primarily through the issuance of common shares. In January 2005, we issued shares through an initial public offering in Australia and a concurrent U.S. private placement of shares which raised aggregate net proceeds of approximately $23.4 million.

We also issued shares through private placements to both U.S. and Australian investors, in May 2006, July 2007, July 2008 and August 2009, which raised net proceeds of approximately $23.4 million, $30.9 million, $29.4 million and $58.8 million, respectively.

We are headquartered in Framingham, Massachusetts. We have an operations and manufacturing facility in Miami Lakes, Florida and a small milling facility in Sydney, Australia.

Corporate information

HeartWare International, Inc. was incorporated in Delaware on July 29, 2008 and became the successor issuer to HeartWare Limited (subsequently renamed HeartWare Pty. Limited), an Australian corporation, on November 13, 2008, as a result of the Australian Court redomiciliation of HeartWare Limited from Australia to Delaware. Prior to this date, HeartWare Limited was the parent company of the HeartWare Group, and, following the redomiciliation, HeartWare International, Inc. became the parent company.

In connection with the redomiciliation, each holder of HeartWare Limited ordinary shares, share options or performance rights received one share of common stock, one stock option or one restricted stock unit, of HeartWare International, Inc., for every 35 ordinary shares, share options or performance rights of HeartWare Limited, respectively, held by such holder. Unless the context requires otherwise, all information in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein regarding shares, options or other securities of HeartWare International, Inc. or HeartWare Limited, as applicable, including related data on a per unit basis, has been adjusted to give effect to the redomiciliation transaction, whether such information pertains to a date or period of time subsequent or prior to the redomiciliation transaction.

Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is 1-508-739-0950. Our website address is www.heartware.com. We have included our website address in this prospectus as an inactive textual reference only. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus.

Dollars

Unless indicated otherwise in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein, all references to “$”, “US$” or “dollars” refer to United States dollars, the lawful currency of the United States of America. References to “AU$” refer to Australian dollars, the lawful currency of the Commonwealth of Australia.

Trademarks

HeartWare, the HeartWare® Ventricular Assist System, HVADTM and MVADTM are the trademarks of the Company, in the United States, Australia and other countries. All other trademarks and trade names mentioned in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein are the property of their respective owners.

Risk factors

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein, respectively, including the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, which are incorporated by reference in this prospectus.

The risks and uncertainties described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein, respectively, actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Use of proceeds

When we offer securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement. We currently anticipate using the net proceeds from the sale of any of the securities offered under this prospectus for general corporate purposes, including selling, general and administrative expenses and research and development expenses. We may also use the net proceeds to make capital expenditures, repay any debts and/or invest in or acquire complementary businesses, products or technologies, although we have no current commitments or agreements with respect to any such investments or acquisitions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Pending these uses, the net proceeds may also be temporarily invested in short- and medium-term securities.

Ratio of earnings to fixed charges

We did not record earnings for any of the years ended December 31, 2008, 2007, 2006, 2005 or 2004 or for the nine-month period ended September 30, 2009. Accordingly, our earnings were insufficient to cover fixed charges in such periods and we are unable to disclose a ratio of earnings to fixed charges. The following table sets forth, for each of the periods presented, the dollar amount of the deficiency of earnings available to cover fixed charges. For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, an estimate of the interest expense within rental expense, and amortization of deferred financing costs. We did not pay preferred stock dividends during these periods.

	Nine
	months
	ended
	September 30,	Fiscal year ended December 31,
(In thousands)	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	—	—	—	—	—	—
Deficiency of earnings to cover fixed charges	$(18,998)	$(23,764)	$(21,939)	$(17,427)	$(13,833)	$(6,003)

Dividend policy

We have never declared or paid any cash dividends on shares of our capital stock, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our stockholders will not realize a return on their investment in the foreseeable future unless the trading price of our shares appreciates.

The securities we may offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings, any one or more of the following:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock and/or debt securities;

•	units consisting of common stock, preferred stock, debt securities and/or warrants in any combination; or

•	any combination of the foregoing securities.

In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants and units collectively as “securities.” The total dollar amount of all securities that may be offered under this prospectus will not exceed $100,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Description of capital stock

We are authorized to issue 25,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of December 18, 2009, there were 11,786,173 shares of our common stock outstanding held of record by 49 holders and beneficially held by in excess of 1,000 holders, including 870 holders of CHESS Depositary Interests, or CDIs, held of record by our CDI Depositary. As of such date, no shares of our preferred stock were outstanding.

The following description of the material terms of our capital stock is intended as a summary only and is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law, or the DGCL, and our Certificate of Incorporation and Bylaws, which are attached as Exhibits 3.1 and 3.2 to the Current Report on Form 8-K filed with the SEC on November 13, 2008 and incorporated by reference herein.

Common stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock do not have any cumulative voting rights.

Holders of our common stock are entitled to receive proportionally any dividends when and as declared by our board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

All outstanding shares of our common stock are fully paid and non-assessable.

Preferred stock

Our board of directors is authorized, without action by the stockholders and subject to any limitations prescribed by law, to designate and issue up to 5,000,000 shares of preferred stock in one or more series. Currently, no shares of preferred stock are designated or outstanding. The board of directors can fix the rights, preferences and privileges of the shares of each series of preferred stock and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock.

Our board of directors will make any determination to issue such shares based on its judgment as to our company’s best interests and the best interests of our stockholders.

Limitation on directors’ and officers’ liability

Our Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, a director of our company shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Our Bylaws provide that, to the fullest extent permitted by Delaware law, we will indemnify, and advance expenses to, a director or officer in an action brought by reason of the fact that the director or officer is or was a director or officer of our company, or is or was serving at our request as a director or officer of any other entity, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith. We may maintain insurance to protect a director or officer against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Certain provisions of our certificate of incorporation and bylaws

Our certificate of incorporation and by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Further, these provisions protect against an unsolicited proposal for our takeover that may affect the long-term value of our stock or that may otherwise be unfair to our stockholders. These include provisions:

•	establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause;

•	authorizing our board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock;

•	prohibiting stockholders from acting by written consent in lieu of a meeting;

•	requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting; and

•	prohibiting stockholders from calling a special meeting of stockholders.

Section 203 of the delaware general corporation law

We are also subject to Section 203 of the DGCL, which in general prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Market trading

Our shares of common stock trade on the Nasdaq Global Market under the symbol of “HTWR”. Our shares of common stock also trade in the form of CHESS Depository Interests, or CDIs, each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange, or ASX, under the symbol “HIN”.

Transfer agent and registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock. Its address is 250 Royall Street, Canton, MA 02021.

Description of debt securities

We may offer secured or unsecured debt securities, which may be senior or subordinated and which may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The following description sets forth some general terms and provisions of the debt securities we may offer, but it is not complete. The particular terms of the debt securities offered and the extent, if any, to which the general provisions may not apply to the debt securities so offered will be described in the prospectus supplement relating to the debt securities. For a more detailed description of the terms of the debt securities, please refer to the indenture relating to the issuance of the particular debt securities.

Any debt securities will be issued under an indenture to be entered into between us and the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939.

The following summaries of the material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, including the definitions therein of terms.

General

If applicable, each prospectus supplement will describe the following terms relating to a series of debt securities:

•	the title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and, if they are subordinated debt securities, the terms of subordination;

•	any limit on the amount of debt securities that may be issued;

•	whether any of the debt securities will be issuable, in whole or in part, in temporary or permanent global form or in the form of book-entry securities;

•	the maturity dates of the debt securities;

•	the annual interest rates (which may be fixed or variable) or the method for determining the rates and the dates interest will begin to accrue on the debt securities, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining the dates;

•	the places where payments with respect to the debt securities shall be payable;

•	our right, if any, to defer payment of interest on the debt securities and extend the maximum length of any deferral period;

•	the date, if any, after which, and the prices at which, the series of debt securities may, pursuant to any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

•	the dates, if any, on which, and the prices at which we are obligated, pursuant to any sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and other related terms and provisions;

•	the denominations in which the series of debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	any mandatory or optional sinking fund or similar provisions with respect to the debt securities;

•	any index used to determine the amount of payments of the principal of, and premium, if any, and interest on, the debt securities and the manner in which the amounts shall be determined;

•	the terms pursuant to which the debt securities are subject to defeasance;

•	the terms and conditions, if any, pursuant to which the debt securities are secured; and

•	any other material terms of the debt securities.

The debt securities may be issued as original issue discount securities. An original issue discount security is a debt security, including any zero-coupon debt security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that, upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity shall become due and payable.

United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement.

Under the indenture we will have the ability, without the consent of the holders, to issue debt securities with terms different from those of debt securities previously issued and, unless the reopening was restricted when the series was created, to reopen a previous issue of a series of debt securities and issue additional debt securities of that series, in an aggregate principal amount determined by us.

Conversion or exchange rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, merger or sale of assets

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a corporation, limited liability company, partnership, trust or other entity existing under the laws of the United States, or any State or the District of Columbia;

•	the successor entity assumes our obligations on the debt securities and under the indenture;

•	immediately prior to and after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default under the indenture

Unless we provide otherwise in the applicable prospectus supplement, the following will be events of default under the indenture with respect to any series of debt securities issued:

•	failure to pay interest on the debt securities when due, which failure continues for a specified period set forth in the applicable prospectus supplement and the time for payment has not been deferred;

•	failure to pay the principal of or premium on the debt securities, if any, when due;

•	failure to deposit any sinking fund payment when due, which failure continues for a certain period of time;

•	failure to observe or perform any other covenant contained in the debt securities or the indenture other than a covenant specifically relating to another series of debt securities, which failure continues for a specified period set forth in the applicable prospectus supplement after we receive notice from the trustee or holders of a specified percentage, set forth in the applicable prospectus supplement, of the aggregate principal amount of the outstanding debt securities of that series; or

•	particular events of our bankruptcy, insolvency or reorganization.

The supplemental indenture or the form of note for a particular series of debt securities may include additional events of default or changes to the events of default described above. For any additional or different events of default applicable to a particular series of debt securities, see the prospectus supplement relating to the series.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us (and to the trustee if notice is given by the holders), may declare the unpaid principal of or premium, if any, and accrued interest, if any, on the debt securities of that series due and payable immediately.

The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding:

•	payment of principal of or premium, if any, or interest on the debt securities; or

•	those covenants described under the subsection “—Modification of Indenture; Waiver” that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected.

Any waiver shall cure the default or event of default.

Subject to the terms of the indenture (as supplemented), if an event of default under an indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the applicable series of debt securities, unless the holders have offered the trustee reasonable indemnity. The holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	it is not in conflict with any law or the indenture;

•	the trustee may take any other action deemed proper by it that is not inconsistent with the direction;

•	subject to its duties set forth under the indenture, the trustee need not take any action that might involve it in personal liability; and

•	subject to its duties set forth under the indenture, the trustee need not take any action that it determines, upon the advice of counsel, may not lawfully be taken or in good faith determines would be unduly prejudicial to the holders of the debt securities.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of a specified percentage of the aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee, and the holders have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee does not institute a proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within a specified period set forth in the applicable prospectus supplement after the notice, request and offer.

These limitations will not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of or premium, if any, or interest on the debt securities.

We will periodically file statements with the trustee regarding our compliance with some of the covenants in the indenture.

Modification of indenture; waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture, provided that such action does not materially adversely affect the interests of any holder of debt securities of any series;

•	to provide for the assumption by a successor person or the acquirer of all or substantially all of our assets or obligations under such indenture;

•	to evidence and provide for successor trustees;

•	to add, change or eliminate any provision affecting only debt securities not yet issued;

•	to comply with any requirement of the SEC in connection with qualification of an indenture under the Trust Indenture Act of 1939; and

•	to conform the indenture to the provisions set forth in the description of the securities in the applicable prospectus supplement.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each holder of any outstanding debt securities affected:

•	extend the fixed maturity of the series of debt securities;

•	change any obligation of ours to pay additional amounts with respect to the debt securities;

•	reduce the principal amount of, the rate of interest on, or any premium payable upon the redemption of any debt securities;

•	reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof;

•	impair the right to enforce any payment on, or with respect to, any debt security;

•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, the debt security (if applicable);

•	in the case of a subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•	if the debt securities are secured, change the terms and conditions pursuant to which the debt securities are secured in a manner adverse to the holders of the secured debt securities;

•	reduce the percentage of principal amount of outstanding debt securities of any series the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Form, exchange and transfer

The debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture will provide that debt securities of a series may be issuable in temporary or permanent global form and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, unless the prospectus supplement provides otherwise.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, debt securities of any series will be exchangeable for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities detailed in the applicable prospectus supplement, debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar) at the office of the security registrar or at the office of any transfer agent designated by us for that purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. The security registrar and any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If the debt securities of any series are to be redeemed, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except for the unredeemed portion of any debt securities being redeemed in part.

Information concerning the trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only the duties specifically set forth in the indenture and, upon an event of default under an indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Payment and paying agents

Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities on any interest payment date will be made to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the payment of interest.

Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the trustee will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent or the trustee for the payment of the principal of, or any premium or interest on, any debt securities which remain unclaimed at the end of two years after the principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing law

Unless otherwise indicated in the applicable prospectus supplement, the indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York except for conflicts of laws provisions and except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of subordinated debt securities

Any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to some of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture will not limit the amount of subordinated debt securities that we may issue, nor will it limit us from issuing any other secured or unsecured debt. At September 30, 2009, our long-term debt consisted of $4.0 million borrowed under our loan agreement with Thoratec Corporation that accrues interest at the rate of 10% per annum and matures upon the earlier of (i) November 1, 2011, (ii) the Termination Date, as defined in the loan agreement, and (iii) the date on which all of the loans accelerate and become due and payable in full in accordance with the Loan Agreement.

Book-entry debt securities

We will make payments on each series of book-entry debt securities to DTC or its nominee as the sole registered owner and holder of the global security. Neither we nor the trustee nor any of our or its agents will be responsible or liable for any aspect of DTC’s records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests or with respect to its performance of its obligations under the rules and regulations governing its operations.

We understand that when DTC receives any payment on a global security, it will immediately, on its book-entry registration and transfer system, credit the accounts of participants with payments in amounts proportionate to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants.

A global security representing a series will be exchanged for certificated debt securities of that series if (a) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor within 90 days or (b) we decide that the global security shall be exchangeable. If that occurs, we will issue debt securities of that series in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for debt securities of the series equal in principal amount to that beneficial interest and to have those debt securities registered in its name. We would issue the certificates for the debt securities in denominations of $1,000 or any larger amount that is an integral multiple thereof, and we would issue them in registered form only, without coupons.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

Description of warrants

We may issue warrants, including warrants to purchase common stock, preferred stock or debt securities or any combination of the foregoing. Warrants may be issued independently or as part of a unit with any other securities and may be attached to or separate from the underlying securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent, as detailed in the prospectus supplement relating to warrants being offered. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement relating to any warrants being offered will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These items will include:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount, and terms of the common stock, preferred stock or debt securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the offered securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	any terms relating to the modification of the warrants;

•	the terms of any rights to redeem or call the warrants;

•	information with respect to book-entry procedures, if any;

•	discussion of any material federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

The descriptions of the warrants in this prospectus and in any prospectus supplement are summaries of the applicable provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of the warrants or warrant units and will be available as described under the heading “Where You Can Find More Information.”

Description of units

We may issue units comprised of one or more of the other classes of securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The units may be issued under unit agreements to be entered into between us and a unit agent, as detailed in the prospectus supplement relating to the units being offered. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	a discussion of material federal income tax considerations, if applicable; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the forms of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information.”

Plan of distribution

We may sell the offered securities in one or more of the following ways:

•	through an underwriter or underwriters;
•	through dealers;
•	through agents;
•	directly to one or more purchasers, including affiliates of ours; or
•	through a combination of any of these methods of sale.

The applicable prospectus supplement will contain the terms of the offerings of any securities. The public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will contain the expected time of delivery of the securities for which this prospectus is delivered.

Unless otherwise indicated in the applicable prospectus supplement, if underwriters are used in the sale of the securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the securities if any are purchased. In connection with the sale of securities, underwriters may receive compensation from us or purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Underwriters, agents or dealers participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. The securities may be sold in one or more transactions either at a fixed price or at prices which may be changed based on market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may indemnify the underwriters, agents or dealers who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act. We may also contribute to payments that the underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

If so indicated in a prospectus supplement, we may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions contained in the prospectus supplement. The prospectus supplement will also contain the commission payable for solicitation of any of these contracts.

Offers to purchase securities may be solicited directly by us and sales of securities may be made by us directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. The terms of any such sales will be described in the prospectus supplement relating to the securities. Except as contained in the applicable prospectus supplement, no director, officer or employee of ours will solicit or receive a commission in connection with the direct sales by us of the securities, although these persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

Legal matters

The validity of the securities offered hereby will be passed upon for us by Hunton & Williams LLP, Miami, Florida.

Experts

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and FASB Interpretation No. 123(R), “Share-Based Payment”). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find additional information and
incorporation of certain information by reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to publicly filed documents that contain the omitted information.

You can read and copy any materials on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the internet at www.sec.gov.

The information incorporated by reference is an important part of this prospectus, and the information we later file with the SEC will automatically update and supersede earlier information. We incorporate by reference the following documents filed with the SEC by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of our common stock covered by this prospectus and such filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement (except, in each case, for information furnished to the SEC that is not deemed to be “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as amended by Form 10-K/A filed on April 29, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Reports on Form 8-K filed February 13, 2009 (two reports), March 6, 2009, March 27, 2009, July 30, 2009, July 31, 2009, August 10, 2009, September 1, 2009, September 18, 2009, October 1, 2009, October 26, 2009, November 10, 2009 and November 23, 2009;

•	the description of our common stock included in our Current Report on Form 8-K filed on November 13, 2008.

You may also request a copy of the information we incorporate by reference in this prospectus at no cost by writing to us at HeartWare International, Inc., Attention: Investor Relations, 205 Newbury Street, Suite 101, Framingham, Massachusetts 01701, or by calling +1 508 739 0950.

Information is also available on our website at www.heartware.com. Information contained in, or accessible through, our website is not incorporated by reference into this prospectus.

1,537,305 shares

Common stock

Prospectus supplement

J.P.Morgan

Canaccord Adams
Lazard Capital Markets
Wedbush PacGrow Life Sciences

January 27, 2010

You should rely only on the information contained in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of our shares of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.